Exhibit 3.1

FLORIDA DEPARTMENT OF STATE
Division of Corporations

August 20,2020

Re: Document Number P01000031158

The Articles of Amendment to the Articles of Incorporation of CHINA HGS REAL ESTATE, INC., a Florida corporation, were filed on August 19, 2020.

Should you have any questions regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Claretha Golden

Regulatory Specialist II

Division of Corporations	Letter Number: 920A00015921

www.sunbiz.org

Division of Corporations - P.O. BOX 6327 - Tallahassee, Florida 32314

Articles of Amendment

to

Articles of Incorporation

of

China HGS Real Estate, Inc.

(Name of Corporation as currently filed with the Florida Dept. of State)

P01000031158

(Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

A.	If amending name, enter the new name of the corporation:

_________________________________________________________________________________________________ The new name must be distinguishable and contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or Co.,” or the designation “Corp,” “Inc,” or “Co”. A professional corporation name must contain the word “chartered,” “professional association,” or the abbreviation “P.A.”

B.	Enter new principal office address, if applicable:
(Principal office address MUST BE A STREET ADDRESS )

C.	Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

D.	If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent

(Florida street address)

New Registered Office Address:		, Florida
	(City)		(Zip Code)

New Registered Agent’s Signature, if changing Registered Agent:

I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

Signature of New Registered Agent, if changing

Check if applicable

☐ The amendment(s) is/are being filed pursuant to s. 607.0120 (11) (e), F.S.

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:

P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.

Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add.

Example:

☒ Change	PT	John Doe

☒ Remove	V	Mike Jones

☒ Add	SV	Sally Smith

Type of Action		Title	Name	Address
(Check One)

1)	☐ Change

☐ Add

☐ Remove

2)	☐ Change

☐ Add

☐ Remove

3 )	☐ Change

☐ Add

☐ Remove

4)	☐ Change

☐ Add

☐ Remove

5)	☐ Change

☐ Add

☐ Remove

6)	☐ Change

☐ Add

☐ Remove

E.	If amending or adding additional Articles, enter change(s) here:
(Attach additional sheets, if necessary). (Be specific)

Article 3 is amended to by adding the following new paragraph at the end of Article 3:

On August 14, 2020, all shares of common stock, par value $0.001 per share, of the corporation (the “Pre-Reverse Split Stock”), authorized and issued and outstanding as of such date, shall be and hereby are automatically combined and reclassified (the “Reverse Stock Split”), such that each two (2) shares of Pre-Reverse Split Stock shall be combined and reclassified into one (1) validly issued, fully paid and non-assessable share of the corporation’s common stock, par value $0.001 per share (the “New Common Stock”), without any action by the holders thereof. The corporation shall not issue fractional shares of New Common Stock in connection with the Reverse Stock Split. Each stockholder entitled to receive a fractional share of New Common Stock as a result of the Reverse Stock Split shall receive such additional fractions of a share as is necessary to increase such fractional shares to a full share.

F.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
(if not applicable, indicate N/A)

N/A

The date of each amendment(s) adoption: ______________________________________________________, if other than the date this document was signed.

Effective date if applicable: ___________________________________________________________________________

(no more than 90 days after amendment file date)

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document’s effective date on the Department of State’s records.

Adoption of Amendment(s)                           (CHECK ONE)

☒	The amendment(s) was/were adopted by the incorporators, or board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval

by		.”
(voting group)

Dated	August 18, 2020

Signature	/s/ Wei Shen
(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

WEI SHEN
(Typed or printed name of person signing)

CFO
(Title of person signing)